Exhibit 99.1

PRESS RELEASE
For Immediate Release
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For more information, contact:      For ICOP Investor/Media Relations:
Laura E. Owen, COO & President      Elite Financial Communications Group/Elite Media Group
16801 West 116th Street             Dodi Handy, President and CEO
Lenexa, KS 66219 USA                Phone: (407) 585-1080
Phone:  (913) 338-5550              ICOP@efcg.net
Fax: (913) 312-0264
Lowen@ICOP.com
www.ICOP.com

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ICOP DIGITAL REPORTS 121% REVENUE GROWTH IN
FIRST SIX MONTHS OF 2007

Management to Host Teleconference and Webcast
This Afternoon Beginning at 4:15 PM ET

LENEXA, KS - (PR NEWSWIRE) - August 13, 2007 - ICOP Digital, Inc. (Nasdaq:ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today announced its financial results for three and six months ended June 30, 2007.

Financial  highlights  for the three months ended June 30, 2007  compared to the
--------------------------------------------------------------------------------
three months ended June 30, 2006:
---------------------------------

     o Revenues rose 85% to $2.53 million, up from $1.37 million. On a subsequent quarter-over-quarter basis, revenues increased 11% over $2.27 million reported for the first quarter of 2007.

     o    Gross profit margin improved to 45% from 41%.

     o Net loss rose 15% to $1.15 million, or $0.16 loss per basic and diluted share, compared to a net loss of $1.0 million, or $0.18 loss per basic and diluted share mainly as the result of an increase in non-cash stock compensation expense of approximately $20,000 and an increase in research and development expense related to the development of the Company's new ICOP Solution products of approximately $215,000.

Financial  highlights for the six months ended June 30, 2007 compared to the six
--------------------------------------------------------------------------------
months ended June 30, 2006:
---------------------------

     o Revenues more than doubled, rising 121% to $4.80 million, up from $2.17 million.

     o    Gross profit margin increased to 45% from 42%.

     o Net loss increased 18% to $2.14 million, or $0.30 loss per basic and diluted share, from $1.81 million, or $0.32 loss per basic and diluted share mainly as the result of an increase in non-cash compensation expense of approximately $90,000 over the six months June 30, 2006 and increased spending on research and development of the Company's new leading edge suite of community-centric surveillance solutions of approximately $425,000 over the six months ended June 30, 2006.

     o Net cash used in operating activities was $449,000, an 87% improvement from $3.57 million.

As of June 30, 2007, the Company had $4.8 million in cash; $2.4 million in cash restricted to inventory purchases; $2.0 million in accounts receivable; $2.5 million in inventory and total working capital of $10.8 million. Total shareholders' equity was $11.9 million.


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Dave Owen,  Chairman and CEO, stated,  "The first six months of 2007 have proven to be a period of notable growth for ICOP and a time in which we have made meaningful progress in expanding our growing product platform and increasing our
share  of  the  domestic  digital   surveillance  market.  With  the  commercial
availability of the ICOP Model 20/20-W(TM), ICOP LIVE(TM) and ICOP Guardian(TM) IP camera, and with the planned third quarter launch of the ICOP Model 4000(TM) for applications in the mass transit industry, we believe we are ideally positioned to achieve a series of critical financial and operational objectives in the second half of this year. In fact, already in the third quarter, we have been processing, or have been notified that we're being awarded, record-size orders from new and existing customers within law enforcement who are proceeding with planned fleet deployments of the ICOP Model 20/20 and ICOP Model 20/20-W. Moreover, we are seeing a number of state-supported initiatives coming to bear, with states like New Mexico, choosing ICOP to supply local and state law enforcement agencies with digital in-car solutions under state-approved pricing contracts."

Continuing, Owen added, "Our joint national marketing effort with Sprint-Nextel continues to yield a broad range of compelling sales opportunities for our proprietary community-centric surveillance and communications platform, the ICOP Solution(TM), marked by interest from government agencies and commercial enterprises, alike, who recognize the immediate need to wirelessly interface site surveillance and security with local law enforcement and related emergency response agencies within the community. This area of focus for ICOP represents perhaps the most exciting and significant long term growth potential for our Company. By capitalizing on our superior suite of surveillance products, the combined strength of ICOP and Sprint-Nextel national sales teams, and our first-to-market advantage, we anticipate many meaningful developments on this front in coming quarters."

ICOP will host a teleconference this afternoon, beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company's financial results, corporate progression and other meaningful developments referred to in this press release. The conference call can be accessed via telephone by dialing toll free 1-800-240-2134 or via the web at www.ICOP.com. For those unable to participate at that time, a replay of the web cast will be available for 90 days on www.ICOP.com.

ABOUT ICOP DIGITAL, INC.
ICOP Digital, Inc. protects people, assets and profits, providing a Veil of Protection(TM) for our nation's communities with innovative, mission-critical security, surveillance and communication solutions. The Company engineers, manufactures and markets mobile and stationary surveillance products for use in the public and private sectors, and facilitates the delivery of live video to first responders. The ICOP Model 20/20(R)-W, ICOP's flagship product, is the leading digital in-car video recorder system for law enforcement. The ICOP Guardian(TM) is a stationary IP camera that records high quality video images on a local server, and is capable of activation through several triggers. ICOP LIVE(TM) delivers live streaming video to and from first responder vehicles and headquarters, empowering first responders with enhanced situational awareness, helping to optimize the outcome of a crisis. (GSA Contractor)

For  more  information,   please  view  the  following  video  presentations  at
http://www.icopdigital.com/why_icop.html and www.ICOP.com/veil.html, or visit www.ICOP.com.


                           FINANCIAL CHARTS TO FOLLOW



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                               ICOP DIGITAL, INC.
                       Condensed Balance Sheet (Unaudited)

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                                                                                           June 30, 2007
                                     Assets
Current Assets
      Cash                                                                                $      4,783,989
      Cash, restricted                                                                           2,366,029
      Accounts receivable, net                                                                   1,998,031
      Inventory, at cost                                                                         2,521,835
      Prepaid expenses                                                                             136,941
            Total current assets                                                                11,806,825
Property and equipment, at cost, net of accumulated depreciation of $498,449                       982,243
Other Assets:
      Investment in marketing company, at cost                                                      25,000
      Deferred patent costs                                                                         77,620
      Deposits                                                                                      18,258

Total Assets                                                                                    12,909,946

                      Liabilities and Shareholders' Equity
Current Liabilities:
      Accounts payable                                                                             315,420
      Accrued liabilities                                                                          409,750
      Unearned revenue                                                                             294,603
            Total current liabilities                                                            1,019,773


Shareholders' Equity:
      Preferred stock, no par value;  5,000,000 shares authorized,  no shares issued and
         outstanding                                                                                   -
      Common stock, no par value; 50,000,000 shares authorized,  7,292,095 shares issued
         and outstanding                                                                        27,753,857
      Accumulated other comprehensive loss, net of tax                                             (35,912)
      Accumulated deficit                                                                      (15,827,772)
            Total Shareholders' Equity                                                          11,890,173
Total Liabilities and Shareholder's Equity                                                $     12,909,946

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                               ICOP DIGITAL, INC.
                 Condensed Statements of Operations (Unaudited)

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                                                     Three Months                             Six Months
                                                        Ended                                    Ended
                                                       June 30,                                 June 30,
                                            -------------------------------        --------------------------------
                                                 2007            2006                   2007             2006
                                            --------------- ---------------        ---------------  ---------------

Sales, net of returns                       $    2,529,025  $    1,366,084         $    4,801,193   $    2,167,759
Cost of sales                                    1,397,717         805,385              2,643,898        1,263,251

        Gross profit                             1,131,308         560,699              2,157,295          904,508

Operating expenses:
   Selling, general and administrative           1,831,700       1,281,349              3,455,748        2,204,516
   Research and development                        530,121         315,043                989,072          564,930

        Total operating expenses                 2,361,821       1,596,392              4,444,820        2,769,446

        Loss from operations                    (1,230,513)     (1,035,693)            (2,287,525)      (1,864,938)

Other income (expenses):
   Foreign currency translation                      3,360          19,215                 11,691           27,159
   Interest income                                  63,493          17,169                130,611           43,150
   Interest expense                                     -           (8,341)                (8,336)         (14,555)
   Other income                                     15,000              -                  15,000               -

        Loss before income taxes                (1,148,660)     (1,007,650)            (2,138,559)      (1,809,184)

Income tax provision
                                                        -               -                     -                -
        Net loss                            $   (1,148,660) $   (1,007,650)$           (2,138,559)  $   (1,809,184)

Basic and diluted loss per share            $        (0.16) $        (0.18) $               (0.30)  $        (0.32)

Basic  and   diluted   weighted   average
   common shares outstanding                     7,246,651       5,754,313              7,239,732        5,619,264

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SAFE HARBOR STATEMENT
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of the Company's products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K.